Exhibit 99.24(b)10
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in the Pre-Effective Amendment No. 1 to the Registration Statement on Form N-4, No. 333-229611 and Post-Effective Amendment 31 to the Registration Statement on Form N-4, 811-21111 of Flexible Premium Deferred Variable Annuity Contract of our report dated February 18, 2019 relating to the financial statements of Thrivent Financial for Lutherans and to the use of our report dated April 29, 2019 with respect to the financial statements of Thrivent Variable Annuity Account I, which appear in such Registration Statement.  We also consent to the references to us as experts under the heading “Independent Registered Public Accounting Firm and Financial Statements” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Minneapolis, MN
August 21, 2019